Exhibit 99.2

ENOVA ANNOUNCES NEW $300 MILLION SHARE REPURCHASE PROGRAM

CHICAGO, Aug. 12, 2024 /PRNewswire/ — Enova International, Inc. (NYSE: ENVA) (“Enova” or the “Company”), a leading financial services company powered by machine learning and world-class analytics, today announced that its Board of Directors has authorized a new share repurchase program totaling $300 million that expires December 31, 2025. Enova’s existing $300 million repurchase program that would have expired on December 31, 2024 will terminate and be replaced by this new program.

“The board’s authorization of a new $300 million share repurchase program and our balance sheet flexibility continue to support the creation of long-term shareholder value from both portfolio growth and meaningful capital returns,” said David Fisher, Enova CEO.

Repurchases will be made in accordance with applicable securities laws from time to time in the open market, through privately negotiated transactions or otherwise. The share repurchase program does not obligate the Company to purchase any shares of its common stock. The authorization for the share repurchase program may be terminated, increased or decreased by the Company’s Board of Directors in its discretion at any time.

About Enova

Enova is a leading financial services company with powerful online lending that serves small businesses and consumers who are underserved by traditional banks. Through its world-class analytics and machine learning algorithms, Enova has provided more than 10.5 million customers with over $56 billion in loans and financing. You can learn more about the company and its portfolio of businesses at www.enova.com.

Important Notice Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the business, financial condition and prospects of the Company. These forward-looking statements give current expectations or forecasts of future events and reflect the views and assumptions of the Company’s senior management with respect to the business, financial condition and prospects of the Company as of the date of this release and are not guarantees of future performance. The actual results of the Company could differ materially from those indicated by such forward-looking statements because of various risks and uncertainties applicable to the Company’s business, including, without limitation, those risks and uncertainties indicated in the Company’s filings with the SEC, including its annual report on Form 10-K, quarterly reports on Forms 10-Q and current reports on Forms 8-K. These risks and uncertainties are beyond the ability of the Company to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this report, the words “believes,” “estimates,” “plans,” “expects,” “anticipates” and similar expressions or variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company cautions you not to put undue reliance on these statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements after the date of this release.

SOURCE Enova International, Inc.

For further information:

Public Relations Contact:

Erin Yeager

Email: media@enova.com

Investor Relations Contact:

Lindsay Savarese

Office: (212) 331-8417

Email: IR@enova.com

Cassidy Fuller

Office: (415) 217-4168

Email: IR@enova.com